Exhibit 99.1

FOR IMMEDIATE RELEASE

August 11, 2009

Contacts: Melanie J. Dressel, President and
Chief Executive Officer
(253) 305-1911

Gary R. Schminkey, Executive Vice President

and Chief Financial Officer

(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES

CLOSING OF $120 MILLION COMMON STOCK OFFERING, INCLUDING THE

EXERCISE OF THE UNDERWRITERS’ OVER-ALLOTMENT OPTION

TACOMA, Washington, August 11, 2009 — Columbia Banking System, Inc. (NASDAQ: COLB) announced that they have raised $120 million through the previously announced public offering by issuing 9,775,000 shares of the Company’s common stock, including 1,275,000 shares pursuant to the underwriters’ over-allotment option, at a price of $12.25 per share. The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $113.8 million. Keefe, Bruyette & Woods, Inc. acted as lead book-running manager of the offering, with D.A. Davidson & Co. as a co-manager.

“We are extremely pleased with the results of our public offering, which validates the strength of our franchise,” said Melanie Dressel, President and Chief Executive Officer. “This additional capital, when added to our already strong capital levels, gives us the flexibility to respond quickly and effectively to business opportunities as they arise.”

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The registration statement relating to the common stock has been filed with the Securities and Exchange Commission and is effective. A prospectus supplement and accompanying prospectus may be obtained from Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, or by calling toll-free (800) 966-1559 or from D.A. Davidson & Co., Equity Capital Markets, 8 Third Street North, Great Falls, MT 59401 or by calling toll-free (800) 332-5915.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia State Bank, a Washington state-chartered full-service commercial bank which was awarded second place in the large employer category by Seattle Business Magazine’s “100 Best Companies to Work For” for 2009. With the 2007 acquisitions of Mountain Bank Holding Company and Town Center Bancorp and the 2008 internal merger of its subsidiary, Bank of Astoria, into Columbia State Bank, Columbia Banking System has 51 banking offices in Pierce, King, Cowlitz, Kitsap, Thurston and Whatcom counties in Washington State, and Clackamas, Clatsop, Tillamook and Multnomah counties in Oregon. Included in Columbia State Bank are former branches of Mt. Rainier National Bank, doing business as Mt. Rainier Bank, with 5 branches in King and Pierce counties. Columbia State Bank does business under the Bank of Astoria name at the Bank of Astoria’s former branches located in Astoria, Warrenton, Seaside and Cannon Beach in Clatsop County and in Manzanita and Tillamook in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

Note Regarding Forward-Looking Statements

This news release includes forward-looking statements. These forward looking statements describe management’s expectations regarding future events and developments such as our offering of common stock and the use of any proceeds from that offering. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in our filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) local and national economic conditions are less favorable than expected or have a more direct and pronounced effect on us than expected and adversely affect our ability to continue internal growth at historical rates and maintain the quality of our earning assets; (2) a continued decline in the housing/real estate market; (3) changes in interest rates significantly reduce interest margins and negatively affect funding sources; (4) deterioration of credit quality that could, among other things, increase defaults and delinquency risks in the loan portfolios; (5) projected business increases following strategic expansion activities are lower than expected; (6) competitive pressure among financial institutions increases significantly; (7) legislation or regulatory requirements or changes adversely affect the businesses in which we are engaged; and (8) our ability to realize the efficiencies we expect to receive from our investments in personnel, acquisitions and infrastructure.

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